Exhibit 99.1
Evelo Biosciences Announces $25.5 Million Private Placement

CAMBRIDGE, Mass., July 10, 2023 (GLOBE NEWSWIRE) -- Evelo Biosciences, Inc. (Nasdaq:EVLO), a clinical stage biotechnology company developing a novel platform of orally delivered inflammation-resolving medicines acting on the small intestinal axis (SINTAX), today announced that it has entered into a securities purchase agreement with investors in a private placement to sell 11,025,334 shares of its common stock (the “Shares”) at a purchase price of $2.31 per share, which would result in gross proceeds of approximately $25.5 million. The offering is being led by Evelo’s founder, Flagship Pioneering, with participation from other new and existing investors. Evelo intends to use the net proceeds from the private placement to fund the readout of its Phase 2a trial of EDP2939 in moderate psoriasis, to pay down approximately $5.0 million of its existing debt and for general corporate purposes.

The closing of the private placement is subject to customary closing conditions and is expected to occur on or about July 11, 2023.

BMO Capital Markets acted as the sole placement agent for the private placement.

The offer and sale of the Shares is being made in a private placement pursuant to an exemption under the Securities Act of 1933, as amended (the "Securities Act"), and the Shares have not been registered under the Securities Act or applicable state securities laws. The Shares may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Shares, nor shall there be any sale of the Shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the closing of the private placement and Evelo’s intended use of proceeds from the private placement. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause Evelo’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These and other important factors discussed under the caption "Risk Factors" in Evelo’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2023 and its other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While Evelo may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change.
Contacts

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